UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2010

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 22, 2010, Alexion entered into an Amended and Restated Credit Agreement (the Amended Credit Agreement) with Bank of America, N.A. as administrative agent, the other lenders party thereto, Banc of America Securities LLC and J.P. Morgan Securities Inc. as joint lead arrangers, and Banc of America Securities LLC as lead book manager. The Amended Credit Agreement amends and restates Alexion’s existing credit agreement with Bank of America, N.A. to, among other things, increase its revolving credit facility by $25 million.

The Amended Credit Agreement provides for a $50 million revolving credit facility, with up to a $20 million sublimit for letters of credit, that can be used for working capital requirements and other general corporate purposes. With the consent of the lenders and the administrative agent and subject to satisfaction of certain conditions, Alexion may increase the facility to $75 million in accordance with the Amended Credit Agreement. The loan is secured by substantially all of Alexion Pharmaceuticals, Inc.’s assets, including the pledge of the equity interests of certain direct subsidiaries and the real estate owned by Alexion Manufacturing LLC, its wholly owned subsidiary, but excluding intellectual property and assets of foreign subsidiaries. Alexion is not borrowing under the Amended Credit Agreement at this time but may borrow under the agreement from time to time based on its needs.

Alexion may elect that the loans under the agreement bear interest at a rate per annum equal to (i) LIBOR plus 2.50% to 3.00% depending on the ratio of Alexion’s cash to its liabilities (as calculated in accordance with the agreement), or (ii) a Base Rate equal to the higher of the (A) Prime Rate then in effect, (B) Federal Funds Rate then in effect plus 0.50%, and (C) Eurodollar Rate then in effect plus 1%, plus 0.50% to 1.00% depending on the ratio of Alexion’s cash to its liabilities (as calculated in accordance with the agreement). Alexion may prepay the loans, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR borrowings. Interest is payable quarterly for Base Rate loans and, in the case of LIBOR-based loans, at the end of the applicable interest period, with the principal due on January 22, 2013, the maturity date. Alexion may borrow, repay and reborrow under the facility until January 22, 2013.

The Amended Credit Agreement requires that Alexion comply with certain financial covenants on a quarterly basis. Further, the agreement includes negative covenants, subject to exceptions, restricting or limiting Alexion’s ability and the ability of Alexion’s subsidiaries to, among other things, incur additional indebtedness, grant liens, engage in certain investment, acquisition and disposition transactions, and enter into transactions with affiliates. The agreement also contains customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the interest rate would increase and the administrative agent would be entitled to take various actions, including the acceleration of amounts due under the loan.

The Amended Credit Agreement will be filed with Alexion’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: January 28, 2010	By:	/S/ THOMAS I. H. DUBIN
	Name:	Thomas I. H. Dubin
	Title:	Senior Vice President and General Counsel